Exhibit 2
                                  PERDIGAO S.A.
                             CNPJ 01.838.723/0001-27
                                 Public Company

            MINUTES OF THE 2a/2002 ORDINARY AND EXTRAORDINARY GENERAL
          SHAREHOLDERS MEETING (As a summary, according to the article
                  130, paragraph 1(0), of law number 6.404/76)


DATE, PLACE AND TIME: December 17th, 2002, at 14:30 p.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Shareholders representing 89.89 % of voting capital, 51.38 % of preferred shareholders and 64.73 % of total capital. There was also Mr. Luciano Carvalho Ventura, representing the Audit Committee. CALL FOR EXTRAORDINARY GENERAL SHAREHOLDERS MEETING: Published in Diario Oficial-SP newspaper, and in Gazeta Mercantil-SP newspaper, on November 27th, 28th and 29th. ON MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. AGENDA: 1. Approval of the right of inclusion of the preferred shares in the Public Offering for the sale of controlling ownership, in order to assure to these shares the minimum price of eighty percent (80%) of the amount paid per share with voting rights that integrates the controlling block of shares, as provided in Article 254-A, of Law 6404/76; 2. Approval of the Amendment of Article 10 (caput - Board of Directors) to delete the expression: "resident in the country"; 3. Approval the Amendment of Article 11 -
item 11 changing its wording to read as follows: "Propose to the General Meeting the issuance of new shares, above the authorized capital stock limit"; 4. Approval of the Amendment of Article 23 - item 2, to delete the expression:
"and/or payment of interest on capital as provided in Law 9249/95". RESOLUTIONS
ADOPTED: (to attend the amendment of Law 10,303 dated 10/31/2001) 1. Approved the right of inclusion of the preferred shares in the Public Offering for the sale of controlling ownership, in order to assure to these shares the minimum price of eighty percent (80%) of the amount paid per share with voting rights that integrates the controlling block of shares, as provided in Article 254-A, of Law 6404/76. The shareholders Bradesco Templeton and Investidor Profissional caused to be registered their appraisal for the Company because of this measure, which represents a step forward in the transparency and a landmark in the corporate governance policy. 2. Approved the Amendment of Article 10 (caput - Board of Directors) to delete the expression: "resident in the country". 3. Approved the Amendment of Article 11 - item 11 changing its wording to read as follows: "Propose to the General Meeting the issuance of new shares, above the authorized capital stock limit". 4. Approved the Amendment of Article 23 - item 2, to delete the expression: "and/or payment of interest on capital as provided in Law 9249/95". 5. Articles 5 -Paragraph 1; 10; 11 - item 11 and 23 - item 2 shall become effective with the following wording: "ARTICLE. 5 - Paragraph One - Preferred rights consist of: a) inclusion of the preferred shares in the Public Offering for the sale of controlling ownership, in order to assure to these shares the minimum price of eighty percent (80%) of the amount paid per share with voting rights that integrates the controlling block of shares, as provided in Article 254-A, of Law 6404/76; b) priority in the receipt of a cumulative fixed dividend equivalent to one thousandth of Brazilian real (R$ 0,001) for each lot of one thousand (1,000) shares, participating in the profits distribution in equal conditions with the common shares, after the later have been assured a dividend equal to the minimum dividend required by law; c) reimbursement of the capital in the event of the Company liquidation, according to the resolution of the General Meeting"; "ARTICLE 10 - (caput) The Board of Directors is formed by seven full members and an equal number of substitutes, who must be shareholders of the Company, elected by the General Meeting for 2-year terms, reelection being permitted;"; "ARTICLE 11 - item 11 - Propose to the General Meeting the issuance of new shares, above the limit of the authorized capital stock limit"; "ARTICLE 23 - item 2 - twenty-five percent (25%) as minimum mandatory dividend, adjusted according to Article 202 of Law 6404/76, to be distributed to all of the Company's shares, of any kind or class."DOCUMENTS ARCHIVED IN THE COMPANY: 1. Outorgated mandatory instruments;
2. By-Laws. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Sao Paulo, Sao Paulo state, December 17th, 2002. Authorized the publishment of this minute without the present shareholders signatures, according to the Article number 129, Paragraph 2o of Law number 6,404/76. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0) 1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, from page 58 to page 60).



                           Ney Antonio Flores Schwartz
                                    Secretary